Exhibit 99.1

Telenet announces First Nine Months 2008 results

➢ Continued solid performance led to strong growth in operating profit

➢ Upgraded full year outlook with EBITDA growth target of 10%-12% confirmed

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, November 3, 2008 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the first nine months ended September 30, 2008.

HIGHLIGHTS

¢

Continued stable growth in core growth product lines of broadband, fixed telephony and digital TV subscriber base, adding a net aggregate 259,000 subscribers during the first nine months of 2008 and 358,000 subscribers since September 30, 2007;

¢	Revenue of €739.4 million, up 7% versus prior year;
¢	EBITDA(1) of €369.8 million, up 10% versus prior year, yielding an EBITDA margin of 50.0%;
¢	Operating profit of €178.4 million, up 12%;
¢	Capital expenditures(2) of €151.5 million, representing 20% of revenue;
¢	Free Cash Flow(3) of €118.8 million, equivalent to 16% of revenue;
¢	Full year outlook confirmed, as increased in October following continued solid organic development and acquisition of Interkabel activities.

For the nine months ended	Sep 2008	Sep 2007	Change %

Financial highlights (€ millions)

Revenue	739.4	691.0	7%
Net profit	31.8	120.9	-74%

Basic earnings per share (EUR)	0.29	1.17	-75%
Diluted earnings per share (EUR)	0.29	1.12	-74%

EBITDA (1)	369.8	335.5	10%
EBITDA margin %	50.0%	48.6%
Capital expenditures (2)	151.5	151.6	0%
Capital expenditures as % of revenue	20%	22%
Free cash flow (3)	118.8	153.8	-23%

Operational highlights (000 serviced premises)

Total Cable TV	1,654	1,716	-4%
Analog Cable TV	1,135	1,376	-17%
Digital Cable TV (iDTV)	519	340	53%
Broadband internet	958	859	11%
Fixed telephony	604	523	15%
Mobile telephony	80	44	83%

Triple play customers (4)	373	290	29%
Services per customer relationship (4) (5)	1.67	1.55	8%
ARPU per customer relationship (€ / month) (4) (6)	32.8	29.1	12%

Telenet Group Holding NV – Earnings Release First Nine Months 2008

(1)	EBITDA is defined as operating profit + depreciation and impairment + amortization + amortization of broadcasting rights, excluding costs related to stock purchase and option plans.
(2)	Capital expenditures are defined as additions to property, equipment and intangible assets as reported in our consolidated balance sheet on an accrued basis.
(3)

Free cash flow is defined as net cash provided by operating activities, excluding cash related to the purchase and sale of derivatives and excluding accelerated interest payments under discounted debt instruments; less cash used in investing activities, excluding acquisitions.

(4)	On Telenet Network only, excluding Partner Network.
(5)	Customer relationships are equal to the analog and digital basic cable TV subscribers on our owned network (Telenet Network).
(6)

Average monthly revenue (ARPU) per customer relationship is calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and excluding interconnection revenue, installation fees, mobile telephony revenue and set top box sales) for the indicated period, divided by the average of the opening and closing customer relationships for the period.

Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

“We are pleased to see that we continue to deliver on our objectives. With an aggregate of 259,000 new subscribers to our core product lines for the first nine months and almost 360,000 since September last year, we see stable progress in our operations – despite strong competition. We believe a combination of innovative and compelling services are the key drivers of this result, as seen during our third quarter, when we reshaped many of our product propositions. The most important of these were the introduction of new bundled offerings, dubbed “Shakes”, a new fixed telephony flat-fee tariff plan and upgraded broadband internet specifications so that they remain leaders in their respective categories.

We reported solid revenue growth of 7% and an EBITDA margin of 50% for the first nine months of 2008, proving our success in running our business operations in an efficient way. Our operating profit jumped 12% year-on-year. Capital expenditures were at 20% of our revenue, despite the impact of higher set top box rentals. We generated solid free cash flow of €119 million, which is 16% of our revenue.

As announced in early October, we were of course very pleased to have closed the transaction with Interkabel, consolidating the cable landscape in Flanders. We began operating the business as of October 1, 2008 and hence, combined with the continued solid performance to date, have upgraded our outlook in early October for the full year of 2008 to revenue growth between 8 and 9%, EBITDA growth between 10 and 12% and capital expenditures between €185 and €195 million, excluding set top box rentals. Our revenue targets assume that we will reach the €1 billion mark for the full year.

Given the current global economic and financial climate and the risk of recession, we have been prudent in our expectations. To date, our business has remained fairly resilient to the weakening economic climate, but we do not underestimate the potential impact this might have on our operations. On top of our preserving prospects, we are committed to continuously improving our efficiency and cost levels across the company, and we believe our track record demonstrates that we have delivered meticulously on these objectives in the past.

Our primary concern is to maintain sufficient resources and flexibility to meet our financial and operational requirements. At the same time, we continuously seek ways to create shareholder value through our commercial and financial strategies, mergers and acquisitions, as well as the Company’s balance sheet optimization. Therefore, as announced earlier, we envisage to proceed with annual shareholder disbursements as of 2009. In determining such payouts, we will carefully select an optimal balance between shareholder disbursements and a sustainable debt leverage.”

Telenet Group Holding NV – Earnings Release First Nine Months 2008

Conference call – Telenet will host a conference call for institutional investors and analysts on November 4, 2008, at 3.00pm CET.

For dial-in details and webcast links, please access: http://investors.telenet.be

Contacts

Press:	Jan de Grave	Stefan Coenjaerts
	VP Communications	Corporate Communications
	jan.de.grave@staff.telenet.be	stefan.coenjaerts@staff.telenet.be
	Phone: +32 15 333 465	Phone: +32 15 335 006

Analysts and	Vincent Bruyneel	Christiaan Sluijs
Investors:	Director Investor Relations	Analyst Investor Relations
	vincent.bruyneel@staff.telenet.be	christiaan.sluijs@staff.telenet.be
	Phone: + 32 15 335 696	Phone: +32 15 335 703

About Telenet – Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET.

Additional Information – Additional information on Telenet and its products can be obtained from our website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. Our Consolidated Annual Report 2007 and Consolidated Half Year Financial Report 2008, as well as presentations related to the financial results of the first nine months of 2008, have been or will be made available from the investor relations pages of our website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our ability to successfully integrate the closed transaction with the PICs; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The audited consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2007 has been prepared in accordance with International Financial Reporting Standards, as adopted by the EU (EU GAAP) unless otherwise stated.

Non-GAAP measures – EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

This document has been released on November 3, 2008, at 5.45pm CET.

Telenet Group Holding NV – Earnings Release First Nine Months 2008

1	Operational highlights

Multiple play. During the first nine months of 2008, the Company added a net aggregate 259,000 subscribers to its three core product groups – broadband internet, fixed telephony and digital television, demonstrating a solid continuation of subscriber growth. Compared to September 2007, we have added almost 360,000 net subscribers to these three core growth engines, which reflects stable progress in promoting our services and penetration rates amid persistent strong competition and recent economic pressure. These additions yielded a total base of 3,236,000 subscribers at the end of September 2008, compared to 3,123,000 subscribers at the end of September 2007, excluding mobile telephony. Triple play customers on the Telenet Network reached 373,000, up 29% year-on-year. Twenty-three percent of our customer relationships on the Telenet Network subscribe to at least three products, compared to 17% a year ago. The share of single play customers has further decreased to 55%, and we expect this to further diminish following our successful cross- and upsell strategy. We achieved a ratio of 1.67 services per customer relationship as of September 30, 2008, up from 1.55 as of September 30, 2007, reflecting an ongoing triple play convergence.

Introduction of new bundles. As of mid-September 2008, we have introduced new bundled offerings, marketed as “Shakes” that should further emphasize on the multiple play progression. The uniqueness of our Shakes is defined by a customer-segmented product mix and a complementary full service offering at a very compelling price. The Shakes contain broadband internet products with improved speed and volume specifications compared to the equivalent stand-alone broadband offerings as well as our new FreePhone Europe rate plan, underlining the attractiveness of our new bundles even more. The new Shakes’ retail prices range between €30 and €75 per month depending on the product mix.

ARPU per customer relationship. Alongside our improving triple play statistics, ARPU per customer relationship on the Telenet Network increased by 11% to €33.0 for the third quarter of 2008, up from €29.7 for the corresponding prior year period. This growth incorporates the increasing services per unique customer relationship and subscribers migrating from analog to digital television generating an average ARPU of more than double the analog base fee, but also reflects the seasonally lower voice and television usage of the third quarter.

1.1	Broadband internet

Subscriber base. As of September 30, 2008, our total broadband internet subscribers reached 958,000, an increase of 98,000 or 11% compared to a year earlier, which represents a penetration ratio of homes passed in the Combined Network1 of 35%. We added 75,000 net subscribers during the first nine months of 2008, in which the second and third quarter seasonally faced fewer net additions. These results further underline a positive response to the recent product specification improvements that we implemented in mid-July for our stand-alone internet products and in mid-September for our bundled internet products as part of the newly introduced “Shakes”. Churn2 in this service, including the former UPC Belgium area, was at 8.9% for the third quarter of 2008, slightly up compared to 8.5% for the corresponding prior year period.

ARPU and revenue trend. The broadband internet tier mix on our total broadband customer base demonstrated a slight shift towards the low-tier segments as our broadband penetration has risen. At the end of September 2008, 77% of our subscriber base comprised mid- or high-tier broadband products offering download speeds of 15 MBps or higher, compared to 82% a year earlier. As a result of our various product improvements, we observed a slowdown in the upward migrations of seasoned customers, but it should be noted that these trends are in line with our expectations. The slight migration to lower tiers on our total customer base, together with the impact of increased bundling discounts, resulted in a

1 The Combined Network comprises the Telenet Network and the Partner Network.

2 Churn is calculated as total product disconnects during a the quarter, divided by the average subscriber base at the beginning of the quarter and at the end of the quarter, multiplied by four to achieve annualized result.

Telenet Group Holding NV – Earnings Release First Nine Months 2008

low single-digit percentage rate of decline in our broadband ARPU compared to the respective period a year ago. For the first nine months of 2008, broadband internet revenue increased by 10% to €263.8 million from €240.3 million for the corresponding prior year period.

1.2	Telephony

Fixed telephony. We ended the first nine months of 2008 with 604,000 fixed telephony subscribers, an increase by 56,000 during the first nine months including lower additions during the second and third quarters due to seasonal factors. Compared to the prior year’s corresponding period, our fixed telephony subscriber base grew by 81,000 or 15%, reaching a penetration rate of homes passed of almost 22% in the Combined Network. Churn for the third quarter of 2008 was 8.4%, including the former UPC Belgium area, compared to 7.3% last year.

It remains our objective to offer our customers innovative and competitively priced fixed telephony offerings. As of mid-September, we launched a new variant of our FreePhone flat-fee rate plans, FreePhone Europe, allowing unlimited off-peak calls to 36 European countries. We believe that the introduction of this new rate plan, alongside the renewed bundles, will further fuel growth in fixed telephony.

Mobile telephony. Our mobile telephony service added a net 24,000 subscribers during the first nine months of 2008 to reach a total of 80,000 mobile subscribers as of September 30, 2008. These mobile services were primarily sold to existing customers as part of a bundle and hence, were achieved without incurring any incremental marketing cost. As announced in May 2008, we have detailed our mobile strategy aimed at yielding a more flexible and free cash flow accretive mobile product proposition by either developing a strong partnership with an existing mobile operator, or, alternatively, the long term prospect of acquiring and exploiting the fourth 3G license. Given the sensitive nature of the current negotiations, we decided not to communicate further on these matters until a material outcome has been reached.

ARPU and revenue trend. In line with our expectations, we continue to experience downward pressure on our fixed telephony ARPU, primarily due to (i) the addition of new subscribers on bundled and flat-rate tariffs and (ii) lower retail rates for fixed-to-mobile voice traffic as a result of a decrease in mobile termination rates as of October last year, the benefits of which we passed on to our customers. In addition, following the new regulatory framework, we incurred a significant negative impact of reduced fixed line termination rates as of January 2008, which decreased on average by 40% versus the prior year. Despite these elements, the solid growth in our fixed telephony subscriber base and the increase in mobile telephony revenue resulted in overall telephony revenue of €156.4 million for the first nine months of 2008, up by 5% from €148.3 million for the corresponding prior year period.

1.3	Television

1.3.1	Digital television

Subscriber base. As of September 30, 2008, we reported a total of 519,000 subscribers to our digital television service, representing a net increase of 128,000 subscribers for the first nine months of 2008. Compared to September 30, 2007, our digital TV base grew by 179,000, representing a remarkable 53% increase, and demonstrating increased success and market demand for our interactive digital TV product. The strong progress in our subscriber additions were particularly driven by attractive set top box rental schemes introduced in March 2008. Our third quarter subscriber additions were primarily generated through rented set top boxes, and we witnessed an increasing customer preference for Personal Recording- and High Definition-enabled boxes.

Telenet Group Holding NV – Earnings Release First Nine Months 2008

In addition to digital TV, we have 20,000 subscribers to premium PayTV content received through an alternative platform on the Partner Network.

ARPU and revenue trend. During the third quarter of 2008, our total video-on-demand transactions grew by 76% compared to the corresponding prior year period. The share of paying on-demand transactions decreased compared to the first two quarters as a result of the summer holidays during which our television customers typically watch less television. In addition, the Olympic Games shifted a large proportion of viewers from on-demand to on-air. As a result, our digital TV ARPU for the third quarter demonstrated a slight decline compared to the same period last year, while being stable for the first nine months of 2008 versus prior year period.

Total premium television revenue generated by both our digital TV and PayTV customers reached €56.3 million for the first nine months of 2008, up from €45.9 million for the same period in 2007, an increase of 23% year-on-year. This revenue comprises additional services such as on-demand and premium and thematic channel pack subscriptions, and comes on top of the basic TV subscription revenue as described below.

1.3.2	Basic cable TV

Subscriber base. Subscribers to both basic analog and digital television services reached a total of 1,654,000 at the end of September 2008, compared to 1,716,000 at the end of September 2007. Our basic cable television subscribers comprise 1,135,000 subscribers receiving an analog television service and 519,000 digital TV subscribers. As of September 30, 2008, more than 31% of our basic cable TV subscribers were digital. We experienced a net organic decrease in our basic cable TV subscriber base of 31,000 subscribers during the first nine months of 2008 which is in line with our expectations, and comes amid competition from other digital television and satellite providers.

The impact of this loss in subscribers was partially offset by the increase of the basic TV subscription fee effective as of August 2007, and implemented as subscribers renewed on an annual basis. Total basic TV revenue reported for the first nine months of 2008 was €164.5 million compared to €166.0 for the same period last year.

1.4	Telenet Solutions

Our business service division continued to deliver double-digit top line growth through its segmented approach in offering coaxial and fiber based products for voice, data and internet services. Revenue for the first nine months of 2008 reached €74.9 million, up 16% on the prior year, during the third quarter which is seasonally weaker due to reduced business activities during the summer period. Approximately 60% of this increase was attributable to strong sales momentum in the carrier and data segment, while the remainder was attributable to the acquisition of Hostbasket in the beginning of 2008, through which we provide complementary hosting services in the business market.

However, we do not underestimate the highly competitive and price sensitive environment in which our business-to-business division is operating and remain cautious about potential adverse economic conditions in the business-to-business segment.

2	Financial Review

2.1	Revenue

Our revenue for the first nine months of 2008 reported an increase of 7% to reach €739.4 million from €691.0 million for the first nine months of 2007. This progress was attributable to the growth in residential broadband internet, fixed

Telenet Group Holding NV – Earnings Release First Nine Months 2008

telephony and digital TV subscribers, as well as from a firm contribution by our business services, offset by moderate price pressure on broadband internet and stronger price pressure on fixed telephony. Growth in broadband internet revenue, by €23.5 million or 10% year-on-year was the most significant overall contributor, delivering almost 50% of the total increase in the first nine months of 2008 revenue compared to the corresponding prior year period. Premium cable television revenue was €56.3 million for the first nine months of 2008, an improvement of 23%, which reflects the continued strong uptake of our digital TV product. Growth in our telephony revenue, by €8.1 million or 5% year-on-year, reflects the continued downwards price trends caused by the increasing share of free outbound fixed calls and falling retail tariffs for fixed-to-mobile traffic. In addition, we have to incorporate decreasing interconnection revenue in compliance with the regulatory-driven reduction of our fixed termination rates, which reduced this revenue by approximately 40%. However, strong growth in fixed telephony subscribers and continued progress in mobile telephony more than offset these reductions. Our business services division delivered €10.1 million or 16% revenue growth, of which a little over one third was attributable to the acquisition of Hostbasket.

Our reported premium cable television revenue excludes sales of digital TV set top boxes, which are classified under “Distributors/Other” while set top box rentals are included within the recurring premium cable television revenue. In the first nine months of 2008, sales of digital TV set top boxes generated €6.4 million of revenue, compared to €10.4 million for the same period last year. This decrease is predominantly attributable to the introduction of set top box rental offerings as of March 2008, which generate recurring revenue as opposed to upfront revenue from set top boxes sales. The remaining €17.1 million of the total €23.5 million of “Distributors/Other” revenue represents revenue from cable television activation and installation fees and an increasing share of other services such as online advertising on our portal and community websites.

2.2	Expenses

Total operating expenses for the first nine months of 2008 rose 6% to €561.0 million from €531.8 million a year ago, a moderate increase thanks to various efficiency and process improvement projects that we continue to implement. Operating expenses for the first nine months of 2008 included expenses of €4.1 million related to the 2008 Employee Stock Purchase Plan and the 2007 Employee Stock Option Plan. Excluding these expenses, our total operating expenses for the first nine months increased by 5%.

Costs of services3 represented €424.8 million of total operating expenses during the first nine months of 2008, a year-on-year increase of 4%, which was a smaller increase than our revenue growth rate of 7%. This increase was primarily attributable to higher call center capacity requirements, rising copyright and content costs and other network operating costs, reflecting the continued growth of our subscriber base – predominantly in digital television, slightly offset by lower set top box purchase expenses as a result of the shift from sales to rental.

Selling, general and administrative3 (SG&A) expenses represented €132.0 million of total operating expenses during the first nine months of 2008, a year-on-year increase of 7%. This increase in SG&A expenses included moderate increases in personnel and sales and marketing expenses.

Costs of services provided as a percentage of total revenue decreased to 58% of revenue for the first nine months of 2008, compared to 59% of revenue for the same period prior year, and our SG&A expenses as a percentage of total revenue remained constant at 18% for the respective 2008 and 2007 periods, despite the increase in stock-based compensation.

[3]	Excluding stock-based compensation

Telenet Group Holding NV – Earnings Release First Nine Months 2008

2.3	EBITDA and operating profit

EBITDA. EBITDA increased by 10% on a year-on-year basis to €369.8 million for the first nine months of 2008, from €335.5 million for the first nine months of 2007. This represents an EBITDA margin of 50.0% compared to 48.6% the prior year, an improvement of 1.4 percentage points.

Operating profit. Depreciation and amortization totaled €187.3 million for the first nine months of 2008 versus €175.8 million in 2007, an increase of 7%, which can partly be attributed to a larger share of capital expenditures being depreciated in a shorter timeframe, such as set top boxes. The combination of a strong growth in EBITDA and a moderate increase in depreciation and amortization, led to an operating profit of €178.4 million for the first nine months of 2008 as compared to €159.2 million for the first nine months of 2007, an increase of 12%.

2.4	Net result

On top of the operating result, our net result for the first nine months of 2008 further included interest expenses, a favorable impact of changes in the fair value of our interest hedging instruments, and regular deferred taxes.

Finance costs. Net finance costs increased to €95.5 million for the first nine months of 2008 from €87.6 million for the first nine months of 2007 and comprise three major factors. Firstly, this increase is attributable to our 2007 refinancing activities in which we increased our debt to €1.9 billion as of October 2007 from €1.2 billion before, the impact of which was partially offset by a lower average interest rate on the new Senior Credit Facility. This resulted in net interest expenses of €113.7 million for the first nine months, compared to €82.1 million for the prior year period. On September 26, 2008, we also executed an additional drawdown of €85 million from our Senior Credit Facility under the committed and available Revolving Facility to partly fund the upfront cash payment for the Interkabel transaction, but the interest expenses incurred on this drawdown were limited during the third quarter. Secondly, during the first nine months of 2007 we realized a net foreign exchange gain of €15.9 million, compared to zero in 2008. Finally, net finance costs also include net changes in the fair values of our foreign exchange and derivative financial instruments, which generated an €18.2 million gain in the first nine months of 2008 compared to a loss of €21.4 million in the prior year period. The 2008 effect is primarily a result of the favorable change in the fair value of our interest rate derivatives reflecting the mark-to-market valuation. Changes in the fair values of our derivative instruments have no impact on our cash flows. Excluding gains and losses on our derivative instruments, net finance costs were €113.7 million for the first nine months of 2008, compared to €66.2 million for the corresponding prior year period.

Income tax expenses. In the first nine months of 2008, we recorded income tax expenses of €50.7 million, compared to an income tax benefit of €49.4 million in the first nine months of 2007. The income tax benefit in 2007 was a result of the recognition of a non current deferred tax asset related to the net operating losses of Telenet NV, which resulted in a one-off favorable impact of € 94.3 million in our net result for the first nine months of 2007. The income tax expenses of 2008 all relate to deferred tax expenses of which the majority did not have any cash consequences.

Net income. We recorded a net profit of €31.8 million for the first nine months of 2008, compared to €120.9 million for the same period in the prior year which was positively impacted by the one-off deferred tax benefit. Excluding this effect and the impact from interest rate derivatives, the decrease in net profit is primarily a result of higher recurring interest charges, partially offset by an improved operating result, which increased by 12% year-on-year.

2.5	Cash flow and liquidity

Net cash from operating activities. Net cash provided by operating activities increased to €287.9 million in the first nine months of 2008, from €263.5 million in the first nine months of 2007. This represents an increase of 9%, despite the fact that the net cash paid for interest increased to €110.6 million from €87.8 million for the respective prior year period, as a result of the refinancing of the non-cash interest Senior Discount Notes in October 2007 and the above mentioned higher debt levels since October 2007.

Telenet Group Holding NV – Earnings Release First Nine Months 2008

Free cash flow. The Company generated free cash flow of €118.8 million for the first nine months of 2008, compared to €153.8 million during the first nine months of 2007 and is primarily the combined result of higher cash interest expenses and cash capital expenditures, partially offset by a strong improvement of our operating result and working capital. In addition, in 2007 the interest on the old Senior Notes was paid on a semi-annual basis in the second and fourth quarter while the interest on the old Senior Discount Notes were accretive and did not have any cash impact. On a like for like basis, free cash flow for the first nine months of 2008 was fairly stable compared to the prior year period.

Net cash from financing activities. Net cash provided by financing activities was €70.5 million for the first nine months of 2008, compared to a cash usage of €88.3 million during the first nine months of 2007. Since no debt repayments are due before 2012 under the new Senior Credit Facility, the cash used in financing activities for the first nine months of 2008 is limited to the annuity fee paid in connection with the current usage rights on the Partner Network as well as the €12.0 million payment of debt issuance costs in connection with our new Senior Credit Facility. The positive cash flow for the first nine months of 2008 also included the drawdown of €85 million from our outstanding Revolver in our Senior Credit Facility. For the first nine months of 2007, the cash used in financing activities reflects several debt prepayments under the old Senior Credit Facility, for a total of €133.0 million and a first installment of costs related to our debt refinancing of last year of €25.6 million, offset by proceeds from the exercise of subordinated debt warrants which generated €78.0 million of cash.

Leverage ratio and availability of funds. As of September 30, 2008, the outstanding balance of our new Senior Credit Facility and outstanding cash balance together represented a net leverage ratio of 3.5x EBITDA 4. Under the Senior Credit Facility, the Company has access to an additional committed loan capacity of €315.0 million, subject to compliance with applicable covenants, pursuant to the Term Loan B2 and a portion of the Revolving facility which are available to be drawn up to and including June 30, 2009 and June 30, 2014, respectively, pursuant an amendment to the Senior Credit Facility as announced on May 23, 2008.

2.6	Capital expenditures

Capital expenditures were €151.5 million or 20% of revenue in the first nine months of 2008, flat compared to the €151.6 million in the same period last year. The first nine months of 2007 included €14.4 million of expenditures related to the construction of our office extensions, implying rebased capital expenditures of €137.2 million or approximately 20% of revenue. Rental boxes accounted for €17.8 million in the first nine months of 2008 and € 5.7 million in the first nine months of 2007, or 12% and 4% of total rebased capital expenditures, respectively. Approximately 56% of our capital expenditures during the first nine months of 2008 were related to other subscriber growth, on top of set top boxes, or were network growth related, such as the network bandwidth upgrade project and various investments to accommodate our increased subscriber base, partially offset by reduced unit prices and customer installation costs. The balance represented fixed asset network investments, repairs and replacements. Excluding the set top box rentals, capital expenditures were 18% of revenue in the first nine months of 2008 and 19% for the rebased prior year period. Our capital expenditures exhibit seasonality and we expect that such seasonality, together with anticipated progress in our network upgrade project, will result in our capital expenditures being higher in the final quarter of this year compared to prior quarters.

[4]	Calculated as per Senior Credit Facility definition, using net senior debt divided by last two quarters’ annualized EBITDA.

Telenet Group Holding NV – Earnings Release First Nine Months 2008

3	Outlook and other information

3.1	Outlook for the year 2008

Having reported 7% growth in revenue for the first nine months of 2008, EBITDA growth of 10% and capital expenditures of €152 million, we believe we are well on track to reach our organic full year outlook as upgraded in August and more recently in October this year. For the final quarter of the year, we continue to expect solid growth across all our three product lines, broadband, telephony and digital television, thanks to our persistent innovation in products and pricing, such as the introduction of our new bundled offerings, broadband specification upgrades and the launch of our new fixed telephony tariff plan. However, we also reserve some caution for our fourth quarter operations. To date, our business has remained fairly resilient to the global deterioration in the economic climate, but we do not underestimate the potential adverse impact this can have on our operations. At the same time, we are committed to continuously improving our efficiency and cost levels across the company in order to prosper solid growth in our operating results.

Alongside our organic development, we have merged the operational and financial results of the acquired television activities of the PICs following the successful close of the Interkabel transaction on October 1, 2008. As announced last month, the favourable combination of the acquisition of the PICs activities, with our continued solid organic performance to date, and with the roll-out of our digital TV product in the Partner Network, have enabled us to upgrade our full year 2008 outlook. The revised outlook provided below incorporates the additional revenue generated by the acquired customers and the operating expenses and capital expenditures associated with the PICs business. Our EBITDA guidance assumes that we will incur €5-6 million one-off marketing and product launch costs during the fourth quarter. The deployment of our digital TV product in the PICs area and the continued strong sales in the Telenet area are expected to result in set top box capital expenditures of approximately €35 million, up €5 million from the initial full year 2008 outlook. Finally, we expect for the fourth quarter a seasonal increase in sales and marketing expenses due to higher sales activities and in capital expenditures as a result of progress in our network upgrade projects and installation activities.

Taking into account these elements, we confirm our upgraded outlook for the full year of 2008 as follows:

	Revised Outlook 2008 including Interkabel	Outlook 2008 (as set on August 5, 2008)
Revenue growth	8% - 9%	5% - 6%

EBITDA growth	10% - 12%	8% - 10%

Capital expenditures(1)	€185 – € 195 million	€180 – €190 million

(1) Excludes capital expenditures of approximately €35 million supporting set top box rental offering, up €5 million from initial full year 2008 outlook.

3.2	Dividend policy

Telenet’s primary objective is to maintain sufficient resources and flexibility to meet our financial and operational requirements and at the same time, will continuously seek ways to create shareholder value through its commercial and financial strategies, mergers and acquisitions, as well as the Company’s balance sheet optimization. As of 2009, we will envisage to include annual shareholder disbursements as part of our commitment to enhancing shareholder value. We believe that our shareholder disbursement policy going forward has been designed to initially provide a minimum payout per year that would rise in order to reflect Telenet’s underlying growth, if no mergers or acquisitions are being considered. The shareholder disbursements will be determined upon a carefully selected balance between shareholder payout and balance sheet optimization to allow for an autonomous de-leveraging if appropriate.

Decisions on shareholder remunerations are proposed by the Board of Directors and voted upon thereafter at an annual general meeting of shareholders (AGM) in the first half of the year. The shareholder remuneration could take the form of either a regular dividend, share buy-back and/or capital reduction. Certain articles under Belgian Company law and under

Telenet Group Holding NV – Earnings Release First Nine Months 2008

Telenet Group Holding’s Articles of Association restrict the ability of Telenet Group Holding to make regular dividend payments or perform share buy-backs until certain minimum reserves are attained. In addition, our ability to pay shareholder disbursements is subject to compliance with covenants contained in our Senior Credit Facility. As a result, our ability to pay dividends or buy back shares relies on numerous factors, the impact of which we can not forecast with certainty.

3.3	Subsequent events

¢	Final closing of Interkabel transaction (Pure Intercommunales or “PICs”)

Pursuant to the 2008 PICs Agreement, Telenet completed the PICs Acquisition on October 1, 2008, whereby Telenet acquired the PICs’ analog and digital television activities, including the entire subscriber base, for (i) net cash consideration of €227.1 million before working capital adjustments and direct acquisition costs; and (ii) the long-term lease of the Telenet PICs Network. The €227.1 million of cash consideration includes €10.5 million representing compensation to the PICs for the acquisition of certain equipment and other rights, net of compensation to Telenet for the transfer of certain liabilities to Telenet. In addition, the PICs will pay Telenet cash of at least €27.0 million during the fourth quarter of 2008 in connection with certain working capital adjustments. Telenet borrowed an additional €85.0 million under the Telenet Credit Facility in September 2008 to fund a portion of the €227.1 million of net cash consideration paid to the PICs. The remaining net cash consideration was funded by existing cash and cash equivalent balances. Among other matters, the 2008 PICs Agreement, which supersedes the agreement-in-principle that the parties signed on November 26, 2007, provides that the PICs would remain the legal owners of the Telenet PICs Network, and that Telenet would receive full rights to use the Telenet PICs Network under a long-term lease for a period of 38 years, for which it will pay recurring fees in addition to the fees paid under the existing structure. The fees payable under the 2008 PICs Agreement include (i) principal payments of €13.0 million per year (payable in quarterly installments) through October 2023 on the €195.0 million value assigned to the existing leased asset base, (ii) reimbursements payable to the PICs over the life of the 2008 PICs Agreement for the capital expenditures and network operating costs incurred by the PICs with respect to the Telenet PICs Network and (iii) interest on the outstanding amount of the existing leased asset base and all capital additions to the existing leased asset base at a rate of 6.25% per annum over the life of the 2008 PICs Agreement. All capital expenditures associated with the Telenet PICs Network will be initiated by Telenet but executed and pre-financed by the PICs through an addition to the long-term capital lease, and will follow a 15-year reimbursement schedule. The 2008 PICs Agreement also provides that Telenet will (i) retain certain of the former employees of the PICs through the first quarter of 2010 and (ii) allow the PICs to use limited bandwidth on the Telenet PICs Network throughout the life of the 2008 PICs Agreement. The 2008 PICs Agreement has the form of an emphyotic lease agreement, which under Belgian law, is the legal form that is closest to ownership of a real estate asset without actually having the full legal ownership. The 2008 PICs Agreement will expire on September 23, 2046 and cannot be early terminated (unless in case of non-payment or bankruptcy of the lessee). In the event no agreement has been reached between the parties before or on September 23, 2034 to extend or terminate the capital lease agreement, the agreement will be extended until 2107 if (i) the PICs have not informed Telenet on September 23, 2034 of their intention to terminate the agreement and (ii) Telenet has informed the PICs of its intention to extend the agreement. In case the agreement is so extended, it can be terminated by either party by giving a 12 year notice. In the event a court would condemn Telenet and the PICs to pay a penalty or indemnification to a third party on grounds that the PICs did not organize a market consultation procedure before entering into the agreements, the PICS will be liable to pay such indemnity up to a maximum amount of €20 million. Any amounts above €20 million would be payable by Telenet. The arrangement covers claims introduced on or before June 28, 2018. Telenet completed the PICs Acquisition in order to achieve certain financial, operational and strategic benefits through the integration of the Telenet PICs Network with Telenet’s existing operations.

Telenet Group Holding NV – Earnings Release First Nine Months 2008

3.4	Procedures of the Independent Auditor

The statutory auditors, KPMG Bedrijfsrevisoren – Reviseurs d’Entreprises CVBA, represented by Jos Briers, have confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated income statements, balance sheet, statements of cash flows or statement of changes in shareholders’ equity as of and for the nine month period ended September 30, 2008, included in this press release.

Telenet Group Holding NV – Earnings Release First Nine Months 2008

4	Telenet Group Holding NV – Selected EU GAAP

consolidated statement of operations detail

As of and for the periods ended	Sept 2008	Sept 2007	Change %

Premises serviced (in thousands)

Homes passed - Telenet Network	1,933	1,914	1%
Homes passed - Partner Network	829	822	1%

Television
Telenet Network
Analog Cable TV	1,135	1,376	-17%
Digital Cable TV (iDTV)	519	340	53%
Total Cable TV	1,654	1,716	-4%

Partner Network
Analog Cable TV (*)	20	25	-20%

Combined Network
Analog Cable TV	1,155	1,400	-18%
Digital Cable TV (iDTV)	519	340	53%
Total Cable TV	1,674	1,740	-4%

Internet
Residential Broadband Internet	926	829	12%
Business Broadband Internet	31	30	5%
Total Broadband Internet	958	859	11%

Telephony
Residential Telephony	595	515	16%
Business Telephony	9	9	-%
Total Telephony	604	523	15%

Mobile telephony (active customers)	80	44	83%

Total Premises Serviced (excl. Mobile telephony)	3,236	3,123	4%

Churn for the three months ended

Basic cable television	8.8%	7.5%
Broadband internet	8.9%	8.5%
Telephony	8.4%	7.3%

Customer relationship information on Telenet Network

Services per customer relationship	1.67	1.55	8%
Total customer relationships (in thousands)	1,654	1,716	-4%
ARPU per customer relationship (for the three months ended, in € / month)	33.0	29.7	11%

(*) includes PayTV subscribers on the Partner Network

Telenet Group Holding NV – Earnings Release First Nine Months 2008

5	Telenet Group Holding NV – Selected EU GAAP condensed consolidated interim financial statements

5.1	EU GAAP condensed consolidated interim income statement (unaudited)

(€ in millions, except percentages and per share amounts)	For the three months ended September 30,			For the nine months ended September 30,

	2008	2007	% Change	2008	2007	% Change

Revenue

Basic cable television	55.1	55.7	-1%	164.5	166.0	-1%
Premium cable television	19.2	16.2	18%	56.3	45.9	23%
Distributors / other	7.3	8.7	-16%	23.5	25.7	-9%
Residential broadband internet	88.6	81.6	9%	263.8	240.3	10%
Residential telephony	52.4	50.0	5%	156.4	148.3	5%
Business services	24.4	22.1	11%	74.9	64.8	16%

Total Revenue	247.0	234.3	5%	739.4	691.0	7%

Expenses

Costs of services provided	(141.4)	(137.8)	3%	(426.3)	(408.0)	4%

Gross Profit	105.6	96.5	9%	313.1	283.0	11%

Selling, general and administrative costs	(42.9)	(40.8)	5%	(134.7)	(123.7)	9%

Operating profit	62.7	55.7	13%	178.4	159.2	12%

Finance income (costs), net	(59.7)	(39.4)	52%	(95.5)	(87.6)	9%
Share of the loss of associates accounted for using the equity method	(0.3)	(0.1)	206%	(0.5)	(0.2)	152%
Net profit before income taxes	2.7	16.2	-83%	82.5	71.4	15%
Income tax benefit (expense)	(19.9)	(13.0)	53%	(50.7)	49.4	n/a

Net profit (loss)	(17.2)	3.2	-644%	31.8	120.9	-74%

EBITDA	127.4	117.3	9%	369.8	335.5	10%
margin %	51.6%	50.1%		50.0%	48.6%

Weighted average shares outstanding	110,261,551	106,018,133		109,863,618	103,031,740
Basic net earnings (loss) per share	(0.16)	0.03		0.29	1.17
Diluted net earnings (loss) per share	(0.16)	0.03		0.29	1.12

Expenses by Nature

Employee benefits	32.2	28.1	15%	92.4	90.2	2%
Depreciation	48.5	48.2	1%	141.9	135.0	5%
Amortization	13.6	11.6	18%	39.2	35.6	10%
Amortization of broadcasting rights	2.0	1.7	17%	6.2	5.2	18%
Network operating and service costs	66.7	66.7	0%	205.9	196.6	5%
Advertising, sales and marketing	13.4	12.2	9%	41.6	39.8	4%
Other costs	7.3	10.1	-28%	29.8	28.9	3%
Share based compensation	0.6	0.2	312%	4.1	0.4	822%

Total Expenses	184.2	178.6	3%	561.0	531.8	6%

Telenet Group Holding NV – Earnings Release First Nine Months 2008

5.2	EU GAAP Condensed consolidated interim income statement (unaudited)

(€ in millions, except percentages and per share amounts)	For the three months ended September 30,			For the nine months ended September 30,

	2008	2007	% Change	2008	2007	% Change

Revenue	247.0	234.3	5%	739.4	691.0	7%
Costs of services provided	(141.4)	(137.8)	3%	(426.3)	(408.0)	4%

Gross Profit	105.6	96.5	9%	313.1	283.0	11%

Selling, general and administrative costs	(42.9)	(40.8)	5%	(134.7)	(123.7)	9%

Operating profit	62.7	55.7	13%	178.4	159.2	12%

Finance income (costs), net	(59.7)	(39.4)	52%	(95.5)	(87.6)	9%
Share of the loss of associates accounted for using the equity method	(0.3)	(0.1)	206%	(0.5)	(0.2)	152%

Net profit before income taxes	2.7	16.2	-83%	82.5	71.4	15%

Income tax benefit (expense)	(19.9)	(13.0)	53%	(50.7)	49.4	n/a

Net profit (loss)	(17.2)	3.2	-644%	31.8	120.9	-74%

Basic earnings per share	(0.16)	0.03		0.29	1.17
Diluted earnings per share	(0.16)	0.03		0.29	1.12

5.3	EU GAAP Condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the nine months ended September 30,

	2008	2007	% Change

Cash flows provided by operating activities	287.9	263.5	9%
Cash flows used in investing activities	(173.7)	(145.6)	19%
Cash flows used in financing activities	70.5	(88.3)	n/a
Net increase in cash and cash equivalents	184.7	29.6	n/a

Certain comparative amounts in the 2007 cash flow statement have been reclassified for purposes of more appropriate comparison between the figures of the reported period for the current year and the previous year.

Telenet Group Holding NV – Earnings Release First Nine Months 2008

5.4	EU GAAP Condensed consolidated balance sheets (unaudited)

(€ in millions)	Sep 30, 2008	Dec 31, 2007	Change

ASSETS
Non-current Assets:
Property and equipment	989.7	1,008.6	(18.8)
Goodwill	1,101.7	1,096.0	5.6
Other intangible assets	241.6	259.1	(17.5)
Deferred tax assets	0.0	60.6	(60.6)
Derivative financial instruments	33.4	31.3	2.1
Other assets	1.1	1.9	(0.8)
Total non-current assets	2,367.5	2,457.5	(90.0)

Current Assets:
Inventories	1.5	5.5	(3.9)
Trade receivables	80.8	110.8	(29.9)
Derivative financial instruments	15.7	2.5	13.2
Other current assets	13.7	14.4	(0.7)
Cash and cash equivalents	261.3	76.6	184.7
Total current assets	373.2	209.7	163.4

TOTAL ASSETS	2,740.7	2,667.3	73.4

EQUITY AND LIABILITIES
Equity:
Contributed capital	1,088.5	1,081.1	7.4
Other reserves	897.6	891.2	6.4
Retained loss	(1,770.5)	(1,802.2)	31.8
Total equity	215.6	170.1	45.5

Non-current Liabilities:

Long-term debt, less current portion	2,066.8	1,999.9	66.9
Derivative financial instruments	3.0	5.3	(2.3)
Unearned revenue	11.2	12.7	(1.6)
Deferred tax liabilities	5.1	15.0	(9.9)
Other liabilities	27.8	28.7	(0.9)
Total non-current liabilities	2,113.9	2,061.7	52.1

Current Liabilities:
Current portion of long-term debt	17.4	18.5	(1.2)
Accounts payable	199.8	230.4	(30.6)
Accrued expenses and other current liabilities	77.8	62.4	15.4
Unearned revenue	116.2	123.5	(7.3)
Derivative financial instruments	0.1	0.7	(0.6)
Total current liabilities	411.2	435.5	(24.2)

Total liabilities	2,525.1	2,497.2	27.9

TOTAL EQUITY AND LIABILITIES	2,740.7	2,667.3	73.4